EXHIBIT D

THE BEAR STEARNS COMPANIES INC.
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE OF THE BOARD OF
DIRECTORS CHARTER

Purpose of Committee

     The Corporate Governance and Nominating Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of The Bear Stearns Companies Inc. (the “Corporation”). The purpose of the Committee is (1) to identify individuals qualified to become Board members and select, or recommend that the Board select, the director nominees to be voted upon at the annual stockholders’ meeting, (2) to develop and recommend to the Board a set of corporate governance guidelines for the Corporation, (3) to make recommendations to the Board in support of such guidelines, (4) to take a leadership role in the shaping of the corporate governance of the Corporation and (5) to oversee the evaluation of the Board and management.

Committee Membership

     The Committee shall consist of three or more directors of the Corporation. Each member of the Committee in the judgment of the Board shall be an “independent director” as that term is defined in the rules of the New York Stock Exchange (“NYSE”) and shall satisfy all other conditions that may otherwise be required by applicable law, rule or regulation. Committee members shall be appointed by the Board annually and may be removed with or without cause by action taken by a majority of the whole Board.

Committee Responsibilities

     The Committee is responsible for considering and making recommendations to the Board concerning the appropriate size and composition of the Board, for evaluating the Corporation and its Board and management in accordance with the Corporation’s corporate governance policies and applicable legal and regulatory requirements and making recommendations to the Board based upon such assessments. In addition, the Committee’s responsibilities include:

  assisting the Board with the establishment of the criteria for Board membership, which shall be approved by the Board;

  considering and recruiting candidates to fill new or vacant positions on the Board;

  conducting the appropriate and necessary inquiries into the backgrounds and qualifications of Board candidates;

  recommending to the Board director nominees to stand for election as directors at the annual meeting of stockholders;

  considering Board candidates recommended by stockholders that satisfy the Corporation’s policy regarding stockholder-recommended director candidates;

  reviewing and assessing the criteria for Board membership, annually or as necessary or appropriate, and making recommendations to the Board with respect to any changes to the criteria that the Committee deems appropriate;

  reviewing Board members, as necessary or appropriate, to assure that they satisfy the Board’s (or a particular committee of the Board’s) membership criteria and making recommendations to the Board if the Committee deems appropriate;

  reviewing and assessing the Director Independence Standards, annually or as necessary or appropriate, and making recommendations to the Board with respect to any changes to the Director Independence Standards that the Committee deems appropriate;

  developing and recommending to the Board a set of corporate governance guidelines applicable to the Corporation;

  reviewing and assessing the Corporation’s corporate governance guidelines, annually or as necessary or appropriate, and making recommendations to the Board with respect to any changes to the corporate governance guidelines that the Committee deems appropriate;

  reviewing the Corporation’s corporate governance guidelines and procedures whenever applicable legal and regulatory changes occur;

  reviewing Board candidates to make certain that each candidate satisfies the Board Candidate Guidelines set forth in the Corporation’s corporate governance guidelines;

  reviewing periodically, or as necessary or appropriate, the Board Candidate Guidelines and making recommendations to the Board with respect to any changes to the Board Candidate Guidelines that the Committee deems appropriate;

  reviewing the Corporation’s Code of Business Conduct and Ethics (the “Code”), annually or as necessary or appropriate, and making recommendations to the Board with respect to any changes to the Code that the Committee deems appropriate;

  assisting the Corporation’s Ethics Compliance Officer in administering the Code with respect to Senior Executives, as the term “Senior Executives” is defined in the Code;

  assisting the Corporation’s Ethics Compliance Officer, in accordance with the Corporation’s policies, in considering questions of conflicts of interest and corporate opportunities as they relate to Senior Executives;

  coordinating with the Board with respect to any waivers of the Code to be granted to Senior Executives;

  receiving and considering requests by the Corporation’s directors to serve on additional outside boards;

  overseeing the Ethics Compliance Officer;

  establishing an orientation procedure for newly elected directors and a continuing education program for all directors;

  reviewing, annually or as necessary or appropriate, the form and amounts of director compensation and making recommendations to the Board as the Committee deems appropriate;

  making recommendations on the structure of Board meetings;

  recommending members of the Board committees;

  making recommendations, as the Committee deems appropriate, to the Board regarding the size and functions of the Board and its committees;

  making recommendations, as the Committee deems appropriate, to the Board regarding the formation of additional Board committees;

  reviewing periodically with the Chief Executive Officer the succession plans relating to positions held by corporate officers and other Senior Executives and making recommendations to the Board with respect to the selection of individuals to occupy these positions;

  making any report that may be required by securities rules and regulations or other regulatory body; and

  recommending other matters for consideration to the Board as the Committee deems necessary or appropriate in fulfilling its duties.

Committee Structure and Operations

     A majority of the Committee shall constitute a quorum. The Board shall designate a member of the Committee as its chairman. The Committee may act by a majority vote of the members present at a duly constituted meeting of the Committee or by unanimous written consent. In the absence or disqualification of a member of the Committee, the members present, whether or not they constitute a quorum, may unanimously appoint another independent member of the Board to act at the meeting in the place of an absent or disqualified member. In the event of a “tie” vote on any issue voted upon by the Committee, the Committee chairman’s vote shall decide the issue. The Committee shall meet in person or telephonically at least twice a year, with additional meetings called when deemed necessary or desirable by the Committee or its chairman. The Committee may delegate some or all of its duties that are required by the NYSE to a subcommittee, provided that such subcommittee is composed entirely of independent directors, as that term is defined under the rules of the NYSE, and provided such subcommittee has a published charter. The Committee may also delegate some or all of its other duties set forth in this Charter to a subcommittee of its choice. The Committee or a subcommittee thereof may hire outside advisors or counsel, including search firms, at the Corporation’s expense to assist the Committee or subcommittee in the performance of its duties. The Committee shall have sole authority to retain, terminate and authorize the payment of fees to any search firm used to locate director candidates. In addition, the Committee may ask members of management or others whose advice and counsel are relevant to the issues then being considered by the Committee, or subcommittee thereof, to attend a Committee or subcommittee meeting and to provide such pertinent information as may be requested by the Committee. The Committee shall report to the Board with respect to the Committee’s meetings and activities.

Performance Evaluation

     Each year the Committee shall conduct a self-evaluation. In this regard, the Committee shall compare its performance with the provisions of this Charter and recommend changes, as the Committee deems necessary or appropriate, to the Board. The Committee shall report the results of the evaluation to the Board in such manner as the Committee shall determine.

General

     The Committee shall have and may exercise all powers, authority and responsibilities as the Board shall determine and as may be properly granted to the Committee under the laws of the State of Delaware and the Corporation’s Certificate of Incorporation and By-laws. Nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of any member of the Committee, except to the extent otherwise provided under applicable law of the State of Delaware, which sets the legal standard for the conduct of the members of the Committee.

Approved by the Nominating and Corporate Governance Committee on February 8, 2007
Approved by the Board of Directors on February 8, 2007